EXHIBIT 99.1
Nasdaq: APAGF

Date:           August 8, 2005

Contact:	Thomas Bueno (investor relations)	Julie Gentz (media relations)
	Apco	Williams
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com
Apco Argentina Reports Increased Net Income for Second Quarter 2005
     TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and six-month periods ended June 30, 2005, it generated unaudited net income of $7.0 million and $12.2 million, respectively. This compares with net income of $3.4 million and $7.8 million for the comparable periods in 2004.
     “These 2005 results represent the highest income ever reported by Apco over the first six months of a year,” said Ralph Hill, chairman and CEO of Apco. “The record levels of income are the result of increased prices for all of the company’s products and our ability to successfully increase production levels.”
     For the three-month periods, the improvement in net income is due primarily to increases in operating revenues and equity income from Argentine investments combined with lower exploration expense. Operating revenues improved by $2.4 million due to increased oil, gas and liquefied petroleum gas (LPG) sales prices as well as higher volumes for all three products.
     During the second quarter 2005, oil, gas and plant product prices averaged $36.53 per barrel, $1.04 per thousand cubic feet (mcf) and $374.50 per metric ton, respectively, compared with $31.01 per barrel, $.70 per mcf and $290.95 per metric ton, respectively, for the comparable period in 2004. Oil, gas and LPG sales volumes accounted for $806 thousand, or 34 percent, of the $2.4 million increase in operating revenues.
     Equity income from Argentine investments increased by $1.2 million, resulting from higher sale prices and volumes attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee. Compared to second quarter 2004, exploration expense decreased by $1.5 million during the second quarter 2005.
     For the six-month period, the improvement in net income is also due primarily to increases in operating revenues and equity income from Argentine investments combined with lower exploration expense. Operating revenues improved by $4.2 million due to increased oil, gas and LPG sales prices and volumes.
     In 2005, oil, gas and plant product prices averaged $35.50 per barrel, $.97 per mcf, and $360.89 per metric ton, respectively, compared with $30.13 per barrel, $.64 per mcf, and $292.35 per metric ton, respectively, for the comparable period in 2004. During the six months, the company sold 455 thousand barrels of oil, representing an increase of 29 thousand barrels, or 7 percent, compared with 426 thousand barrels for the same six months in 2004. Increases in natural gas and LPG volumes were not material contributors to the increase in operating revenues.

     Equity income from Argentine investments increased by $1.8 million also the result of higher prices and volumes attributable to Petrolera, the company’s equity investee. Exploration expense decreased by $1.7 million during the current six months compared with the same period in 2004.
About Apco (NASDAQ:APAGF)
     Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.